Exhibit 99.(t)(4)

The information in this Prospectus Supplement is not complete and may be changed. A Registration Statement relating to these securities has been filed with the Securities and Exchange Commission and is effective. This Prospectus Supplement and the accompanying Prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion, dated [ ], 2026

Filed Pursuant to Rule 424(b)(_)

Registration Statement No. 333-______

FORM OF PRELIMINARY PROSPECTUS SUPPLEMENT TO BE USED IN CONNECTION WITH OFFERINGS OF NOTES
(to Prospectus dated       , 202[ ])

abrdn Global Infrastructure Income Fund

Notes

The Fund. abrdn Global Infrastructure Income Fund (the “Fund”) is a diversified, closed-end management investment company.

Investment Objective. The Fund’s investment objective is to seek to provide a high level of total return with an emphasis on current income.

Principal Investment Strategy. The Fund seeks to achieve its investment objective by investing primarily in a portfolio of income-producing public and private infrastructure equity investments around the world. Under normal circumstances, at least 80% of the Fund’s net assets (plus the amount of any borrowings for investment purposes) will be invested in U.S. and non-U.S. infrastructure-related issuers.

NYSE Listing. The Fund’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ASGI.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $      per Common Share, and the net asset value of the Fund’s Common Shares was $ per Common Share, representing a [discount/premium] to net asset value of     %.

Investing in the Fund’s Notes involves certain risks. See “Risk factors” on page [ ] of the accompanying Prospectus and “ ” on page [ ] of this Prospectus Supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this Prospectus Supplement or the accompanying Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes will be ready for delivery on or about

This Prospectus Supplement is dated

You should read this Prospectus Supplement and the accompanying Prospectus, which contains important information about the Fund that you should know before deciding whether to invest, and retain it for future reference. A Statement of Additional Information, dated      , 2026, containing additional information about the Fund, has been filed with the SEC and is incorporated by reference in its entirety into the accompanying Prospectus. You may request free copies of the Statement of Additional Information, annual and semi-annual reports to shareholders and other information about the Fund, and make shareholder inquiries, by calling Investor Relations toll-free at 1-800-522-5465 or by writing to [•] at [•], or you may obtain a copy (and other information regarding the Fund) from the SEC’s website (www.sec.gov). Free copies of the Fund’s Prospectus, Statement of Additional Information, reports and any incorporated information will also be available from the Fund’s website at [ ].

The Fund’s Securities do not represent a deposit or obligation of, and are not guaranteed or endorsed by, any bank or other insured depository institution and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board or any other government agency.

This Prospectus Supplement, the accompanying Prospectus and the SAI contain (or will contain) or incorporate (or will incorporate) by reference “forward-looking statements.” Forward-looking statements can be identified by the words “may,” “will,” “intend,” “expect,” “estimate,” “continue,” “plan,” “anticipate,” and similar terms with the negative of such terms. By their nature, all forward-looking statements involve risks and uncertainties, and actual results could differ materially from those contemplated by the forward-looking statements. Several factors that could materially affect the Fund’s actual results are the performance of the portfolio of securities the Fund holds, the price at which the Fund’s Securities trade in the public markets and other factors discussed in this Prospectus Supplement, the accompanying Prospectus and the SAI, and in the Fund’s periodic filings with the SEC.

Although the Fund believes that the expectations expressed in the forward-looking statements are reasonable, actual results could differ materially from those projected or assumed in the Fund’s forward-looking statements. Future financial condition and results of operations, as well as any forward-looking statements, are subject to change and are subject to inherent risks and uncertainties, such as those disclosed in “ ” in this Prospectus Supplement and the “Risk factors” section of the Prospectus. All forward-looking statements contained in this Prospectus Supplement, the accompanying Prospectus or in the SAI are made as of the date of this Prospectus Supplement, the accompanying Prospectus or SAI, as the case may be. Except for ongoing obligations under the federal securities laws, the Fund does not intend and is not obligated, to update any forward-looking statement.

You should rely only on the information contained or incorporated by reference in this Prospectus Supplement and the accompanying Prospectus. The Fund has not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. The Fund is not making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this Prospectus Supplement and the accompanying Prospectus is accurate as of any date other than the date of this Prospectus Supplement. The Fund’s business, financial condition and results of operations may have changed since that date. The Fund will amend this Prospectus Supplement and the accompanying Prospectus if, during the period that this Prospectus Supplement and the accompanying Prospectus is required to be delivered, there are any subsequent material changes.

Capitalized terms used herein that are not otherwise defined shall have the meanings assigned to them in the accompanying Prospectus.

TABLE OF CONTENTS

Page
Prospectus Supplement
Prospectus Supplement Summary	1
Capitalization	2
Use of Proceeds	2
Asset Coverage Ratio	2
Special Characteristics and Risks of the Notes	3
Recent Developments	3
Tax Matters	3
Additional Information	3

Prospectus
About this Prospectus	[ ]
Where you can find more information	[ ]
Incorporation by reference	[ ]
Summary of Fund expenses	[ ]
Financial highlights	[ ]
The Fund	[ ]
Use of proceeds	[ ]
Description of Common Shares	[ ]
Investment objective and principal investment strategy	[ ]
Risk factors	[ ]
Management of the Fund	[ ]
Net asset value of Common Shares	[ ]
Distributions	[ ]
Tax matters	[ ]
Closed-end fund structure	[ ]
Dividend reinvestment plan	[ ]
Description of capital structure	[ ]
Plan of distribution	[ ]
Custodian, dividend paying agent, transfer agent and registrar	[ ]
Legal opinions	[ ]
Independent registered public accounting firm	[ ]
Additional information	[ ]

PROSPECTUS SUPPLEMENT SUMMARY

This is only a summary of information contained elsewhere in this Prospectus Supplement and the accompanying Prospectus. This summary does not contain all of the information that you should consider before investing in the Fund’s Series Notes. You should carefully read the more detailed information contained in this Prospectus Supplement and the accompanying Prospectus and the Statement of Additional Information, dated , 2026 (the “SAI”), especially the information set forth under the headings “Investment objective and policies” and “Risk factors.”

The Fund	abrdn Global Infrastructure Income Fund (the “Fund” or “we”) is a diversified closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”).

Listing and Symbol	The Fund’s Common Shares are listed on the New York Stock Exchange (the “NYSE”) under the symbol “ASGI.” As of , the last reported sale price for the Fund’s Common Shares on the NYSE was $ per Common Share, and the net asset value of the Fund’s Common Shares was $ per Common Share, representing a [discount/premium] to net asset value of %.

The Offering

Terms of the Notes Offered by the Fund

Principal Amount                        The principal amount of the notes is $ in the aggregate.

Maturity                                       The principal amount of the notes will become due and payable on , .

Interest Rate                                The interest rate will be %.

Frequency of payment               Interest will be paid commencing .

Prepayment Protections

[Stock Exchange Listing]

Rating                                           It is a condition of issuance that the notes be rated by .

[TO COME]

Risks	See “Risk factors” beginning on page of the accompanying Prospectus for a discussion of factors you should consider carefully before deciding to invest in the Fund’s Notes.

Use of Proceeds

The Fund estimates the net proceeds of the offering to be approximately $                       .

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within [•] months after the completion of the offering. However, until it is able to do so, the Fund may invest in temporary investments, such as cash, cash equivalents, short-term debt securities or U.S. government securities, which could negatively impact the Fund’s returns during such period. The Fund may also use the proceeds for working capital purposes, including the payment of distributions, interest and operating expenses, although the Fund currently has no intent to issue Securities primarily for these purposes.

CAPITALIZATION

[TO COME]

USE OF PROCEEDS

The Fund estimates total net proceeds of the offering to be approximately $[•], based on the public offering price of $[•] per note and after deduction of the underwriting discounts and commissions and estimated offering expenses payable by the Fund.

The Fund intends to invest the net proceeds of the offering in accordance with its investment objective and policies as stated in the accompanying Prospectus. It is currently anticipated that the Fund will be able to invest substantially all of the net proceeds of the offering in accordance with its investment objective and policies within [•] months after the completion of the offering. However, until it is able to do so, the Fund may invest in temporary investments, such as cash, cash equivalents, short-term debt securities or U.S. government securities, which could negatively impact the Fund’s returns during such period.

ASSET COVERAGE RATIO

Under the 1940 Act, the Fund is not permitted to issue debt and/or preferred shares unless immediately after such issuance the value of the Fund’s total assets less all liabilities and indebtedness not represented by senior securities is at least 200% of the liquidation value of the outstanding debt and preferred shares plus the aggregate amount of any senior securities of the Fund representing indebtedness. In addition, the Fund is not permitted to declare any cash dividend or other distribution on its Common Shares unless, at the time of such declaration, the outstanding debt and preferred shares of the Fund has an asset coverage of at least 200% (determined after deducting the amount of such dividend or other distribution).

In addition, under the 1940 Act, the Fund may not (i) declare any dividend with respect to any debt or preferred shares if, at the time of such declaration (and after giving effect thereto), the Fund’s asset coverage with respect to any of its borrowings that are senior securities representing indebtedness (as determined in accordance with Section 18(h) under the 1940 Act), would be less than 200% (or such other percentage as may in the future be specified in or under the 1940 Act as the minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of declaring dividends on its debt and/or preferred shares) or (ii) declare any other distribution on the debt and/or preferred shares or purchase or redeem debt and/or preferred shares if at the time of the declaration or redemption (and after giving effect thereto), asset coverage with respect to such borrowings that are senior securities representing indebtedness would be less than 300% (or such other percentage as may in the future be specified in or under the 1940 Act as a minimum asset coverage for senior securities representing indebtedness of a closed-end investment company as a condition of declaring distributions, purchases or redemptions of its shares). “Senior securities representing indebtedness” generally means any bond, debenture, note or similar obligation or instrument constituting a security (other than shares of capital stock) and evidencing indebtedness and could include the Fund’s obligations under any borrowings. For purposes of determining the Fund’s asset coverage for senior securities representing indebtedness in connection with the payment of dividends or other distributions on or purchases or redemptions of stock, the term “senior security” does not include any promissory note or other evidence of indebtedness issued in consideration of any loan, extension or renewal thereof, made by a bank or other person and privately arranged, and not intended to be publicly distributed. The term “senior security” also does not include any such promissory note or other evidence of indebtedness in any case where such a loan is for temporary purposes only and in an amount not exceeding 5% of the value of the total assets of the Fund at the time when the loan is made; a loan is presumed under the 1940 Act to be for temporary purposes if it is repaid within 60 calendar days and is not extended or renewed; otherwise such loan is presumed not to be for temporary purposes.

The Notes and any other forms of senior securities issued by the Fund, in aggregate, are expected to have an initial asset coverage following the date of issuance of such Notes of approximately          %.

SPECIAL CHARACTERISTICS AND RISKS OF THE NOTES

[TO COME]

Recent developments

[TO COME, if any]

TAX matters

[TO COME]

UNDERWRITERS

[TO COME]

LEGAL MATTERS

Certain legal matters in connection with the Notes will be passed on for the Fund by Dechert LLP. Certain legal matters will be passed on by ,                          , , as special counsel to the underwriters in connection with the offering of Notes.

ADDITIONAL INFORMATION

This Prospectus Supplement and the accompanying Prospectus constitutes part of a Registration Statement filed by the Fund with the SEC under the Securities Act, and the 1940 Act. This Prospectus Supplement and the accompanying Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and related exhibits for further information with respect to the Fund and the Preferred Shares offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference. The complete Registration Statement may be obtained from the SEC upon payment of the fee prescribed by its rules and regulations or free of charge through the SEC’s website (www.sec.gov).

abrdn Global Infrastructure Income Fund

Notes

FORM OF

PROSPECTUS
SUPPLEMENT